EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

PARTNERS GROUP LENDING FUND, INC.

1.  Name. The name of the corporation is Partners Group Lending Fund, Inc. (the “Corporation”).

2.  Registered Office and Registered Agent. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

3.  Corporate Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”) and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

4.  Authorized Capital. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.001 per share.

5.  Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

6.  Liability of Directors. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to, modification of or repeal of this Section 6 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

7.  Indemnification by the Corporation. The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person whom it is permitted to indemnify pursuant to Section 145 of the General Corporation Law (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal or modification of this Section 7 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

8.  Incorporator. The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address
Kimberly Lloyd	Dechert LLP Cira Centre, 2929 Arch Street Philadelphia, PA 19104

The undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law, does make this Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set her hand this 16th day of June, 2022.

/s/ Kimberly Lloyd
Kimberly Lloyd,
Incorporator

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